CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHYRON CORPORATION

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

It is hereby certified that:

1. The name of the Corporation is: CHYRON CORPORATION (the "Corporation")

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on April 8, 1966 under the name The Computer Exchange, Inc., and was restated in its entirety by the Corporation on December 27, 1991.

3. The aggregate number of shares which the Corporation is currently authorized to issue is 151,000,000. The Corporation is currently authorized to issue 150,000,000 shares of Common Stock at $.01 par value. Of the currently authorized Common Stock, 45,692,421 are issued and 104,307,579 shares are unissued. Each of the 45,692,421 issued shares of Common Stock will be changed on a one (1) for three (3) basis. In connection with the change in the issued Common Stock, the Company's unissued shares of Common Stock will be changed on a 1.29203643966 for one (1) basis. As a result of the change, the Company shall have 15,230,807 issued shares of Common Stock and 134,769,193 unissued shares of Common Stock.

4. Paragraph FOURTH (a) of the Certificate of Incorporation is hereby amended to read as follows:

(a) The aggregate number of shares which the Corporation shall have authority to issue is 151,000,000 of which 1,000,000 shares shall be Preferred Stock, issuable in series, of par value of $1.00 per share, and 150,000,000 shares shall be Common Stock of the par value of $.01 per share.

5. The amendment to the Certificate of Incorporation of the Corporation was authorized by vote of the Board of Directors of the Corporation, followed by the vote, at a special meeting of shareholders, of a majority of the holders of shares of the Corporation entitled to vote on the said amendment, having not less than the minimum requisite proportion of votes set forth in the Certificate of Incorporation.

IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury.

Signed on September 19, 2007

/s/ Michael Wellesley-Wesley                   /s/ Robert S. Matlin

Name: Michael Wellesley                        Name: Robert S. Matlin

Title: President and CEO                         Title: Secretary